Exhibit 99.1

Contact:	Denise Zutz	RELEASE: October 8, 2004
(414) 524-3155
Glen Ponczak
(414) 524-2375

JOHNSON CONTROLS FORECASTS A DOUBLE-DIGIT INCREASE IN EARNINGS FOR 2005

     MILWAUKEE, WISCONSIN, October 8, 2004 ... Johnson Controls, Inc. (NYSE: JCI) the world’s largest supplier of automotive interior systems and a leading supplier of facility management and control, today announced that it expects to achieve record sales and earnings for fiscal 2005.

     John M. Barth, Chairman and Chief Executive Officer, said that 2005 sales are expected to increase in a range of 8-10% and that a double-digit increase in net income is anticipated.

     Mr. Barth said that growth by both its automotive and controls businesses, together with improvements in operational quality and cost, are expected to lead to a 10-12% increase in operating income. “While the business environment is challenging, our employees around the world continue to find innovative and more efficient ways to respond to our customers expectations.”

     Johnson Controls said that it anticipates the increase in net income and earnings per share to outpace the growth in operating income due to a reduction in its base effective tax rate.

     Record earnings for Johnson Controls in 2005 would make it the 15th year of consecutive earnings increases.

     Automotive Group sales of seating, interiors and batteries are projected to increase 8-10%, primarily due to the addition of $2.3(1) billion in new seating and interiors business and higher battery sales. This growth is expected to more than offset the assumption of a slight reduction in vehicle production in North America and Europe. Over the next three years, the company’s incremental backlog of new interiors business totals $4.7(1) billion. Operating income as a percentage of automotive sales is expected to increase slightly due to the sales growth and increased efficiencies. The anticipated combination of lower pricing and higher raw material costs will negatively affect operating income.

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     Controls Group sales are projected to increase 8-10% in 2005 with most of the growth associated with sales of technical services and facilities management to the nonresidential buildings market. The operating margin percentage is expected to moderately decline. Competitive conditions in the new construction market and lower growth in sales of control systems for the buildings renovation market are anticipated to more than offset the benefits of higher technical service volumes and improved operating efficiencies.

     Johnson Controls said that it anticipates its financial position to strengthen in 2005 with total debt to total capitalization decreasing to below 30%, excluding the impact of any acquisitions.

     Based on its financial projections for 2005, the company expects its after-tax return on invested capital (ROIC) to improve primarily based on higher before and after-tax income.

2004 Guidance and Financial Goals Confirmed

     The company confirmed its previous guidance for fiscal 2004 sales to increase by 14-16%, and for double-digit growth in operating and net income. Johnson Controls plans to release its 2004 financial results on October 26, 2004.

     Mr. Barth stated that the company continues to target annual sales and earnings growth of 10-15% and the achievement of a 15-16% ROIC.

     “Johnson Controls commitment to support its customers during this challenging environment is unrelenting,” said Mr. Barth. “The ability to also improve our returns to shareholders — while reinvesting to ensure we can exceed customer expectations in the future — is testament to the quality of Johnson Controls people.”

Fiscal 2005 First-Quarter Guidance

     The company said that sales growth for the first quarter ended December 31, 2004 is expected to be lower than in subsequent quarters of 2005 primarily due to an assumed decline in North American vehicle production, a lower percentage of the new seating and interiors business occurring in the first quarter, and lower growth by the Controls Group.

     Operating income is forecast to slightly decline in the first quarter. The decline is attributable to the lower sales growth, the timing of automotive price reductions and raw material cost increases versus the rate of cost reductions, and the cost of workforce reductions and footprint changes. Earnings per share is also expected to be lower due to a one-time tax benefit in the first quarter of 2004.

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Fiscal 2005 Full-Year Financial Estimates
(dollars in millions)
Consolidated sales growth	8-10%
Consolidated operating income growth	10-12%
Interest expense,
net of interest income	$125-130
Base effective income tax rate(2)	26.5%
Minority interests in net earnings of subsidiaries	$80-90
Net income growth	In excess of operating income growth
Capital expenditures	$725-775
Depreciation	$685-705
Total debt to total capitalization	Below 30%

(1) The three-year amount, and 2005 amount include approximately $450 and $100 million, respectively, of unconsolidated sales.

(2) Incremental one-time benefits in near-term periods are likely due to adjustments related to valuation reserves and audit settlements.

Webcast of Analyst Presentation

     The company is holding a meeting with investors today in New York to discuss the company’s outlook. The meeting will be webcast at 1pm Eastern. To access the webcast, go to www.johnsoncontrols.com and click on Company/Investors.

Non-GAAP Financial Measures and Safe Harbor

     Johnson Controls has provided information regarding Return on Invested Capital (ROIC), a non-GAAP financial measure as defined under the SEC Regulation G rules. ROIC is calculated as the twelve-month rolling average return (net income plus after-tax interest expense) divided by the twelve-month rolling average of invested capital (total debt plus shareholders’ equity.) Company management believes ROIC is a useful measure in providing investors with information regarding the company’s performance. The company’s calculation of ROIC is likely to differ from the methods used by other companies. A reconciliation of Johnson Controls future targeted ROIC to the most directly comparable financial measure calculation presented in accordance with GAAP is not readily available as the company’s future targeted ROIC comprises forecasted financial amounts over the next several years, which are not publicly disclosed.

     Johnson Controls has made forward-looking statements in this document pertaining to its financial results for fiscal 2004 and 2005 and future years that are based on preliminary data and are subject to risks and uncertainties. Forward-looking statements include information concerning

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possible or assumed future risks and may include words such as “believes,” “forecasts,” “expects,” “outlook” or similar expressions. For those statements, the company cautions that numerous important factors, such as automotive vehicle production levels and schedules, the strength of the U.S. or other economies, currency exchange rates, cancellation of commercial contracts, as well as those factors discussed in the company’s Form 8-K (dated January 7, 2004) could affect the company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the company.

Johnson Controls is a global market leader in automotive systems and facility management and control. In the automotive market, it is a major supplier of integrated seating and interior systems, and batteries. For nonresidential facilities, Johnson Controls provides control systems and services including comfort, energy and security management. Johnson Controls (NYSE: JCI), founded in 1885, has headquarters in Milwaukee, Wisconsin.

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